EXHIBIT 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

May 31, 2012

Enterprise Products Partners L.P.

1100 Louisiana Street, 10th Floor

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the offering, from time to time, of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $1,000,000,000 (the “Common Units”) on terms to be determined at the time of the offering thereof, pursuant to a registration statement on Form S-3 (File No. 333-179934) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on March 6, 2012 and declared effective by the SEC on March 16, 2012. A prospectus supplement dated May 31, 2012, which together with the prospectus filed with the Registration Statement shall constitute the “Prospectus,” will be filed with the SEC on May 31, 2012 pursuant to Rule 424(b) promulgated under the Securities Act.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware Act”), regulations, corporate records and documents, including the Certificate of Limited Partnership of the Partnership, as amended to date, the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 22, 2010, as amended to date (the “Partnership Agreement”), certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures on documents examined by us, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that all Common Units will be issued and sold in the manner described in the Prospectus and in accordance with the terms of the Equity Distribution Agreement dated May 31, 2012 relating to the offer and sale of the Common Units (the “Equity Distribution Agreement”).

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the issuance of the Common Units by the Partnership in accordance with the terms of the Equity Distribution Agreement has been duly authorized by the general partner of the Partnership and (ii) when the Common Units have been issued and delivered by the Partnership against payment therefor in accordance with the terms of the Equity Distribution Agreement, the Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Act and as described in the Prospectus).

We express no opinion other than as to the federal laws of the United States of America and the Delaware Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

We consent to the filing by you of this opinion as an exhibit to a Current Report on Form 8-K, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ ANDREWS KURTH LLP